Rule 17j-1 CODE OF ETHICS

December 15, 2021

State Farm Investment Management Corp.

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	F. Investment Adviser	10

	G. Limited Offering	10

	H. Personal Securities Transactions	10

	I. Reportable Fund	11

	J. Reportable Security	11

	K. Security	11

	L. Same Security	11

	M. Supervised Person	11

	N. Trust	11

Article XI.	Acknowledgement and Certification	12

Appendix I – Insider Trading		13

Appendix II – Code of Ethics Acknowledgement Form		16

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ARTICLE I. INTRODUCTION AND GENERAL PRINCIPLES

A.        State Farm Investment Management Corp. (“SFIMC”) serves as the investment adviser to Advisers Investment Trust (the “Trust”), each portfolio of which is referred to as a “Fund” or collectively as the “Funds.” SFIMC has adopted this Code of Ethics with respect to its activities as investment adviser to AIT.

B.        This Code of Ethics is based on the general principle that, with respect to its activities as investment adviser to AIT, SFIMC functions exclusively for the benefit of the Funds and their shareholders. Access Persons shall not use assets of the Funds or knowledge of current or prospective transactions in Securities by the Funds for personal advantage or for the advantage of anyone other than the Funds or their shareholders.

C.        The restrictions and requirements of this Code are designed to prevent behavior that actually or potentially conflicts, or raises the appearance of actual or potential conflict, with the interests of the Funds or their shareholders. It is of the utmost importance that the Personal Securities Transactions of Access Persons be conducted in a manner consistent with both the letter and spirit of this Code to ensure the avoidance of any such conflict of interest, or abuse of an individual’s position of trust and responsibility.

ARTICLE II. OBJECTIVE

Rule 17j-1 under the Investment Company Act of 1940 makes it unlawful for Access Persons associated with investment advisers of investment companies to engage in conduct that is deceitful, fraudulent, or manipulative, or which involves false or misleading statements or omissions of material facts, in connection with the purchase or sale of a security held or proposed to be acquired by a registered investment company. The objective of this Code is to maintain the behavior of Access Persons within the general principles set forth above, as well as to prevent such persons from engaging in conduct that violates the federal securities laws.

ARTICLE III. SCOPE OF THE CODE OF ETHICS

A.        Persons Subject to the Code. This Code of Ethics applies to those who are considered Access Persons performing duties on behalf of SFIMC with respect to its activities as investment adviser to AIT.

B.        Obligations Under the Code. The Code of Ethics sets forth duties and reporting requirements for Access Persons in accordance with the federal securities laws and the internal policies of SFIMC. The requirements of the Code are organized by article according to topic and subject matter. Each article sets forth the specific requirements.

ARTICLE IV. COMPLIANCE WITH THE FEDERAL SECURITIES LAWS

Each Access Person must comply with all applicable federal securities laws. For purposes of the Code, the federal securities laws includes the Securities Act of 1933, the

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Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (SEC) under any of these statutes, the Bank Secrecy Act as it applies to SFIMC, and any rules adopted thereunder by the SEC or the Department of the Treasury.

ARTICLE V. RESTRICTIONS AND LIMITATIONS ON PERSONAL SECURITIES
TRANSACTIONS OF ACCESS PERSONS

Except where otherwise indicated, the following restrictions and limitations apply to individual securities and to securities issued by other pooled investment vehicles, including Exchange Traded Funds:

1.        Securities under Consideration. Access Persons who know, or have reason to know, that a Security is being actively considered for purchase or sale by the Funds, shall not enter into Personal Securities Transactions involving the Same Security. This prohibition shall not apply to the acquisition of Securities through an Automatic Investment Plan, which includes dividend reinvestment plans, if the Access Person was a participant in the Automatic Investment Plan more than 15 days prior to the time when the Fund began to actively consider purchasing or selling the Security.

2.        Limited Offerings and Initial Public Offerings: Investment Personnel must obtain special written approval from the SFIMC Chief Compliance Officer (“Chief Compliance Officer”) before directly or indirectly acquiring Beneficial Ownership in any Security in a Limited Offering or in an Initial Public Offering. The Chief Compliance Officer shall document his or her reasons for approval or disapproval in a written report within five business days.

3.        Confidentiality of Information. Access Persons shall not disclose any of the Funds’ current or contemplated transactions, except as may be necessary to fulfill his or her responsibilities with respect to the Funds. Access Persons shall not utilize any information concerning the Funds’ current or contemplated transactions except for the benefit of the owners or beneficiaries of assets managed by SFIMC or owned by the Funds and in no event for personal gain.

ARTICLE VI. INSIDER INFORMATION

Access Persons who are aware of material non-public information regarding a company shall not disclose that information to anyone but the Chief Compliance Officer and shall not engage in any transactions involving securities of that company for portfolios under management

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or for a personal account until the information is publicly disseminated or becomes obsolete. Whenever information is suspected of being material and non-public, an Access Person should advise the Chief Compliance Officer of the circumstances immediately. (Please read carefully Appendix I for a discussion of Insider Trading.)

ARTICLE VII. REPORTING - ACCESS PERSONS

Subject to the exclusions set forth in Section E below, every Access Person must report to the Chief Compliance Officer the following:

A.        Initial Holdings Report. No later than 10 days after a person becomes an Access Person, he or she shall report the following information:

1.        The title, type, CUSIP number or symbol, number of shares and principal amount of each Covered Security in which the Access Person has any Beneficial Ownership interest, and

2.        The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person.

Information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person. An Access Person may submit a computer generated listing of his or her holdings furnished by his or her broker-dealer provided the Access Person attaches a certification to the computer generated listing indicating that the listing provides all the information required in the Initial Holdings Report.

B.        Quarterly Transaction Report. No later than 30 days after the end of a calendar quarter, Access Persons shall report the following information:

1.        Any transaction in a Covered Security in which the Access Person has any Beneficial Ownership interest, and

2.        Any new account established by the Access Person in which any Securities were held for the direct or indirect benefit of the Access Person.

An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Chief Compliance Officer within 30 days after the end of the calendar quarter, and if all the information required in the Quarterly Transaction Report is contained in the broker trade confirmations or account statements.

By not filing a Quarterly Transaction Report within the prescribed time period, the Access Person shall be deemed to represent to the Chief Compliance Officer that he or she had no reportable Personal Securities Transactions during the quarter, and that he or she established no

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new securities accounts during the quarter. Alternatively, by not filing a Quarterly Transaction Report within the prescribed time period, the Access Person shall be deemed to represent to the Chief Compliance Officer that the duplicate broker trade confirmations or account statements received by the Chief Compliance Officer satisfy the Access Person’s reporting obligation.

C.        Annual Holdings Report. No later than 45 days after the end of the calendar year, an Access Person shall report the following:

1.        The title, type, CUSIP number or symbol, number of shares and principal amount of each Covered Security in which the Access Person has any Beneficial Ownership interest, and

2.        The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person.

The Annual Holdings Report shall be completed as of the end of the calendar year. An Access Person may submit a computer generated listing of his or her holdings furnished by his or her broker-dealer provided the Access Person attaches a certification to the computer generated listing indicating that the listing provides all the information required in the Annual Holdings Report.

D.        Confirmations and Statements. Access Persons may provide the Chief Compliance Officer with:

1.        Duplicate copies of confirmations of all Personal Securities Transactions in Covered Securities.

2.        Duplicate copies of all account statements provided by broker-dealers relating to holdings of Securities or relating to Personal Securities Transactions in Covered Securities in which the Access Person has a Beneficial Ownership interest.

E.        Exclusions from Reporting under this Article. An Access Person need not submit:

1.        Any report with respect to Securities held in accounts over which the Access Person has no direct or indirect influence or control.

2.        A Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

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3.        A Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements so long as such confirmations or statements are received no later than 30 days after the end of the applicable calendar quarter.

4.        Any report that would duplicate information reported to SFIMC pursuant to the Code of Ethics adopted by SFIMC in accordance with Rule 204A-1.

ARTICLE VIII. ENFORCEMENT

A.        The Chief Compliance Officer shall review initial, quarterly, and annual reports (“Reports”) of Access Persons to detect potential violations of this Code of Ethics. Additional information may be required to clarify the nature of particular transactions.

B.        Reports filed pursuant to this Code of Ethics will be maintained in strictest confidence. Information shall be disclosed only when necessary for the enforcement of this Code or to satisfy legal requirements.

C.        If, in his or her discretion, the Chief Compliance Officer determines that a Personal Securities Transaction of an Access Person violates this Code of Ethics or the spirit of this Code of Ethics, the Chief Compliance Officer may require the Access Person to reverse the transaction and disgorge any profits realized from the transaction.

D.        Compliance with all provisions of the Code of Ethics shall be a condition of employment or continued affiliation with SFIMC, and conduct that violates this Code of Ethics may result in a letter of reprimand, removal from office, or termination at the Chief Compliance Officer’s discretion.

E.        Violations of this Code of Ethics may also constitute violations of law and may subject the Access Person or SFIMC to civil or criminal penalties.

ARTICLE IX. REPORTING OF VIOLATIONS

A.        Access Persons must promptly report any violations arising under the Code of Ethics to the Chief Compliance Officer.

B.        No less frequently than annually, the Chief Compliance Officer will furnish the Board of Trustees of AIT a written report describing any issues arising under this Code of Ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of this Code of Ethics and sanctions imposed in response to the material violations. The report shall also certify that SFIMC has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

ARTICLE X. DEFINITIONS

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A.        Access Person: Access Person as used in this Code, and, in accordance with Rule 17j-1(a) is defined as (1) any person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of any Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) all officers and directors of SFIMC.

B.        Automatic Investment Plan: A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

C.        Beneficial Ownership: An Access Person shall be deemed to have Beneficial Ownership of a Security if the Access Person, either directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in the Security. This type of pecuniary interest can arise when the Access Person has an opportunity to profit directly or indirectly from a transaction in the Security. Situations where an indirect pecuniary interest in a Security can exist with respect to Securities include, but are not limited to the following:

1.	A Security held by a member of the Access Person’s immediate family who shares the same household.

2.	A general partner’s proportionate interest in portfolio Securities held by the partnership.

3.

A shareholder’s proportionate interest in portfolio Securities held by the corporation if the shareholder is a controlling shareholder of the corporation. A shareholder will be considered to be a controlling shareholder if the shareholder has the power to exercise a controlling influence over the management or policies of a company. For a more comprehensive definition of control, please refer to Section 2(a)(9) of the Investment Company Act of 1940.

4.	An Access Person’s interest in Securities held pursuant to certain trust arrangements. The types of trust arrangements where an indirect pecuniary interest could arise include the following:

(a)	the ownership of Securities as a trustee where either the trustee or members of his or her immediate family have a vested interest in the income or corpus of the trust;

(b)	the ownership of a vested beneficial interest in the trust; and

(c)	the ownership of Securities as a settlor of a trust in which the settlor has the power to revoke the trust without obtaining the consent of all the beneficiaries.

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5.	An Access Person’s right to dividends that are separated or separable from the underlying Securities.

6.	An Access Person’s right to acquire equity Securities through the exercise or conversion of any derivative Security, whether or not presently exercisable.

D.        Chief Compliance Officer: The individual(s) appointed to act as Chief Compliance Officer for SFIMC.

E.        Covered Security: Any Security, except it does not include Direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by open-end funds.

F.        Initial Public Offering: An Initial Public Offering means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

G.

H.        Investment Personnel: Any person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund.

I.         Limited Offering: A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to Rules 504 or 506 under the Securities Act of 1933.

J.         Personal Securities Transactions: Personal Securities Transactions includes, but is not limited to, any transaction involving a Security in which the Access Person directly owns or has a Beneficial Ownership interest. Personal Securities Transactions shall not include transactions effected for any account over which the Access Person does not have any direct or indirect influence or control.

K.        Security: Security shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940 and shall include exchange-traded and closed-end funds. The definition contained in Section 2(a)(36) of the Investment Company Act is as follows:

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate of

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subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

L.        Same Security: The Security, any class of that Security, or another Security that derives its value from that Security.

M.       Trust: Advisers Investment Trust

ARTICLE XI. ACKNOWLEDGEMENT AND CERTIFICATION

A copy of the Code of Ethics and amendments are provided to all Access Persons. Each Access Person must certify annually that he or she has read and understands the Code, recognizes that he or she is subject to the Code, and that he or she has complied with the requirements of the Code. In addition, each Access Person must certify annually that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

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Appendix I - Insider Trading

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	trading by an insider, while aware of material nonpublic information, or

2.

trading by a non-insider, while aware of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3.	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If after reviewing this policy statement, you have any questions you should consult the Chief Compliance Officer.

1.        Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.        What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

FOR INTERNAL STATE FARM USE ONLY.

Contains information that may not be disclosed outside State Farm without authorization.

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Appendix I - Insider Trading

3.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4.	Basis for Liability.

i.	Fiduciary duty theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders (derivative fiduciary duty). Thus, a tippee assumes a fiduciary duty to the shareholders of a corporation not to trade on the basis of material non-public information only when the insider has breached his duty by disclosing the information to the tippee and the tippee knows or should have known that there has been a breach.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure to the tippee.

ii.	Misappropriation theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the court found, in 1987, a columnist defrauded The Wall Street Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

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Appendix I - Insider Trading

5.	Penalties for Insider Trading

Penalties for trading on or communication of material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties may include:

-	civil injunctions

-	treble damages

-	disgorgement of profits

-	jail sentences

-	fines for the person who committed the violation to three times the profit gained or loss avoided, whether or not the person actually benefited, and

-	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by State Farm, including dismissal of the person involved.

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Appendix II – Code of Ethics Acknowledgement Form

I acknowledge that I have received and read the Code of Ethics. I understand the Code of Ethics, and I agree to comply with its terms and provisions.

Dated:
Access Person’s Signature

Access Person’s Name (please print)

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